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EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
JetBlue Airways Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of JetBlue Airways Corporation for the registration of 8,129,968 shares of its common stock pertaining to the JetBlue Airways Corporation 2002 Stock Incentive Plan and JetBlue Airways Corporation Crewmember Stock Purchase Plan of our reports dated June 27, 2001, with respect to the financial statements and schedule of JetBlue Airways Corporation as of and for each of the years in the two year period ended December 31, 2000, filed with the Securities and Exchange Commission in its Registration Statement (No. 333-82576) on Form S-1, as amended.

                          /s/ KPMG LLP

Stamford, Connecticut
April 17, 2002

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CONSENT OF INDEPENDENT AUDITORS